Exhibit 4.1

                               AMENDMENT NO. 1 TO

                  SERIES B-1 CUMULATIVE CONVERTIBLE REDEEMABLE

                     PREFERRED SHARES OF BENEFICIAL INTEREST

                           CERTIFICATE OF DESIGNATIONS

                              WINTHROP REALTY TRUST

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       Designating a Series of Preferred Shares of Beneficial Interest as
              Series B-1 Cumulative Convertible Preferred Shares of Beneficial Interest and Fixing Distribution and Other
                      Preferences and Rights of Such Series

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                              WINTHROP REALTY TRUST

      The undersigned, Michael L. Ashner, Chairman and Chief Executive Officer of Winthrop Realty Trust, an Ohio real estate investment trust (the "Trust"), hereby certifies on behalf of the Trust that:

      The Board of Trustees adopted the following resolution relating to an amendment to the Series B-1 Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $1.00 per share, of the Trust (the "Series B-1 Preferred Shares"):

      RESOLVED, that, subject to the consent of two-thirds in interest of the holders of the Series B-1 Preferred Shares, Section 5 of the Amended and Restated Certificates of Designation dated as of February 28, 2005, as amended on June 20, 2005, is amended as follows:

Section 5. Redemption of Shares.

      (a) Mandatory Redemption. If any Series B-1 Preferred Shares are outstanding on February 28, 2012, the Trust shall redeem all such outstanding Series B-1 Preferred Shares on such date at a price (the "Mandatory Redemption Price") equal to 100% of their Liquidation Preference, subject to the provisions described below.

      (b) Compliance Failures. The occurrence of any of the following events shall be considered a "Compliance Failure":

            (1) the sale, lease or conveyance to a third party of substantially all the assets of the Trust, a consolidation or merger of the Trust with or into another entity if the holders of the Trust's voting securities do not hold a majority of the voting securities of the surviving entity or Michael Ashner does not continue to serve as chief executive officer of the Trust or of the surviving entity, or the sale in a single transaction or series of related transactions of a majority of the issued and outstanding Common Shares of the Trust (any such event being referred to herein as a "Change of Control");

            (2) The departure or termination (whether voluntary or involuntary) of Michael Ashner, other than in the event of death or disability, or any breach of that certain Exclusivity Services Agreement, dated December 31, 2003, between the Trust and Michael Ashner (without regard to any amendment thereof after the date hereof).

            (3) Any delay in the audit of the Trust's consolidated annual financial statements for a given fiscal year for more than 180 calendar days after the end of such fiscal year;

            (4) Any failure by the Trust to file required reports or forms pursuant to the Sarbanes-Oxley Act of 2002 (other than a delay in the filing of a 10-K for the reasons listed in paragraph (3) above);

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            (5) The termination of the Trust's election to be or its failure to qualify as a "real estate investment trust" under Section 856 of the Internal Revenue Code; or

            (6) The receipt by the Trust of a final notice of delisting from the New York Stock Exchange.

In the event of a Compliance Failure, the Trust shall give written notice of such Compliance Failure to each holder of Series B-1 Preferred Shares within five business days and any holder of Series B-1 Preferred Shares shall have the right, by written notice delivered to the Trust (a "Compliance Redemption Demand"), to require the Trust to redeem, within 30 days of receipt of the Compliance Redemption Demand, all or any portion of the Series B-1 Preferred Shares held by such holder at a price per share (the "Compliance Redemption Price") equal to (A) 150% of the Liquidation Preference of such Series B-1 Preferred Shares if such Compliance Redemption Demand is given prior to February 28, 2008 or (B) 125% of the Liquidation Preference of such Series B-1 Preferred Shares, if such Compliance Redemption Demand is given on or after February 28, 2008. In addition, in the event of the death or disability of Michael Ashner, and the occurrence within 12 months thereafter of any Change of Control, any holder of Series B-1 Preferred Shares shall have the right, by delivery to the Trust of a Compliance Redemption Demand, to require the Trust to redeem, within 30 days of receipt of the Compliance Redemption Demand, all or any portion of the Series B-1 Preferred Shares held by such holder at a Compliance Redemption Price equal to 100% of the Liquidation Preference for such Series B-1 Preferred Shares.

      (c) Redemption Procedures. On or prior to the date (a "Redemption Date") of a redemption pursuant to sections (a) or (b) above, the Trust shall deposit the aggregate Mandatory Redemption Price or Compliance Redemption Price payable for all Series B-1 Preferred Shares to be redeemed (such aggregate amount being referred to as the "Redemption Price") with a bank or trust corporation having aggregate capital and surplus in excess of $500,000,000 as a trust fund for the benefit of the holders of the shares of Series B-1 Preferred Shares, with irrevocable instructions and authority to the bank or trust corporation to pay the allocable portion of the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of the certificate or certificates of the shares of Series B-1 Preferred Shares to be redeemed. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series B-1 Preferred Shares as holders of Series B-1 Preferred Shares (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease as to those shares of Series B-1 Preferred Shares redeemed, and such shares shall not thereafter be transferred on the books of the Trust or be deemed to be outstanding for any purpose whatsoever. If on the Redemption Date the funds of the Trust legally available for redemption of shares of Series B-1 Preferred Shares are insufficient to redeem the total number of shares of Series B-1 Preferred Shares to be redeemed on such date, then the Trust will use those funds which are legally available therefor to redeem the maximum possible number of shares of Series B-1 Preferred Shares ratably among the holders of such shares to be redeemed based upon their holdings of

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            Series B-1 Preferred Shares. The shares of Series B-1 Preferred
            Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Trust are legally available for the redemption of shares of Series B-1 Preferred Shares such funds will immediately be used to redeem the balance of the shares of Series B-1 Preferred Shares to be redeemed unless, in the case of a redemption pursuant to Section 5(b) above, a holder of such shares elects otherwise. The Trust shall not redeem any Parity Shares except ratably with the Series B-1 Preferred Shares. No dividends or other distributions shall be declared or paid on, nor shall the Trust redeem, purchase or acquire any Junior Shares unless the Redemption Price per share of all shares elected to be redeemed shall have been paid in full. Until the Redemption Price for each share of Series B-1 Preferred Shares elected or required to be redeemed shall have been paid in full, such share of Series B-1 Preferred Shares shall remain outstanding for all purposes and entitle the holder thereof to all the rights and privileges provided herein, including, without limitation, that dividends and interest thereon shall continue to accrue and, if unpaid prior to the date such shares are redeemed, shall be included as part of the Redemption Price as provided in this Section 5(c).

IN WITNESS WHEREOF, this Amendment to Certificate of Designations has been duly executed by the undersigned this 12th day of November, 2007.

WINTHROP REALTY TRUST


By:
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    Michael L. Ashner
    Chairman and Chief Executive Officer